Exhibit 16.1

July 20, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated July 20, 2022, of Cedar Realty Trust, Inc. and are in agreement with the statements contained in the first, second, third, fourth and fifth paragraphs of section 4.01(a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ ERNST & YOUNG LLP